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                                                                    EXHIBIT 12.1

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

         RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------
                                           1999        2000         2001         2002       2003(1)
                                          -------   ----------   ----------   ----------   ---------
                                                    (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
Fixed charges:
  Interest expense......................  $    --    $  7,019     $ 16,152     $266,962    $ 516,729
  Interest expense -- affiliated
     companies, net(2)..................    5,534     172,311           --           --           --
  Capitalized interest..................    8,250      34,625       58,720       27,441       84,225
  Interest within rent expense..........      479      10,818       35,174       54,407       66,556
                                          -------    --------     --------     --------    ---------
     Total fixed charges................  $14,263    $224,773     $110,046     $348,810    $ 667,510
                                          =======    ========     ========     ========    =========
Earnings from continuing operations:
  Income (loss) from continuing
     operations before income taxes.....  $11,326    $245,880     $751,498     $229,312    $(822,075)
  Loss (income) of equity investments of
     unconsolidated subsidiaries........      793     (42,860)      (6,771)     (17,836)       1,652
                                          -------    --------     --------     --------    ---------
       Subtotal.........................   12,119     203,020      744,727      211,476     (820,423)
                                          -------    --------     --------     --------    ---------
  Plus -
     Fixed charges from above...........   14,263     224,773      110,046      348,810      667,510
     Amortization of capitalized
       interest.........................      138         852        2,408        3,844        5,705
     Distributed income of equity
       investees........................       --      17,929       27,159        2,975        4,400
  Less -
     Capitalized interest...............   (8,250)    (34,625)     (58,720)     (27,441)     (84,225)
                                          -------    --------     --------     --------    ---------
                                          $18,270    $411,949     $825,620     $539,664    $(227,033)
                                          =======    ========     ========     ========    =========
Ratio of earnings from continuing
  operations to fixed charges...........     1.28        1.83         7.50         1.55           --
                                          =======    ========     ========     ========    =========

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(1) For 2003, our earnings were insufficient to cover our fixed charges by $895 million.

(2) If the net amount for the applicable period netted to interest income, it is excluded from this schedule for purposes of calculating fixed charges.